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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

================================================================================
1. Name and Address of Reporting Person*

   Foster               John                      S.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   c/o Applied Magnetics Corporation    75 Robin Hill Road
--------------------------------------------------------------------------------
                                    (Street)

   Goleta                           California                    93117
--------------------------------------------------------------------------------
   (City)                           (State)                       (Zip)

================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

   February 26, 1999
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

   ###-##-####
================================================================================
4. Issuer Name and Ticker or Trading Symbol

   Applied Magnetics Corporation
================================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

           Chief Operating Officer
      --------------------------------------------------------------------
================================================================================
6. If Amendment, Date of Original (Month/Year)


================================================================================
7. Individual or Joint/Group Filing  (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                          3,575                       D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Stock Options            12/10/90   12/10/2000      Common Stock             4,000*      $5.1250        D
------------------------------------------------------------------------------------------------------------------------------------
Stock Options            02/18/94   02/18/2004      Common Stock            10,000*      $5.1250        D
------------------------------------------------------------------------------------------------------------------------------------
Stock Options            09/06/94   09/06/2004      Common Stock               681*      $4.2500        D
------------------------------------------------------------------------------------------------------------------------------------
Stock Options            10/28/94   10/28/2004      Common Stock             5,000*      $3.8750        D
------------------------------------------------------------------------------------------------------------------------------------
Stock Options            09/17/98   09/17/2008      Common Stock           120,000*      $4.3750        D
------------------------------------------------------------------------------------------------------------------------------------
Stock Options            02/26/99   02/26/2009      Common Stock            50,000*      $4.0000        D
------------------------------------------------------------------------------------------------------------------------------------
Stock Options**          02/04/99   03/01/2000      Common Stock            20,000**     $0.0100        D
====================================================================================================================================

Explanation of Responses:

*Shares under this plan are exercisable in equal increments of 25% per year. **Options granted under special Employee Retention Plan and are exercisable in one year.


      /s/ John S. Foster                                       March 8, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.


                                  Page 2 of 2